WSI Industries Board and Special Committee Reject DPW Holdings Demands

March 19, 2018 – Minneapolis, Minnesota – WSI Industries, Inc. (Nasdaq: WSCI) reported that the WSI Board of Directors and the Special Committee of the Board of Directors have responded by letter dated March 19, 2018 to the February 16, 2018 demands made by DPW Holdings, Inc., a WSI shareholder.

In its February 16, 2018 letter, DPW Holdings stated its intention to conduct a tender offer for control of over 50% of WSI’s shares. DPW Holdings demanded WSI Special Committee approval to become an “interested shareholder,” which would allow DPW Holdings to engage in a business combination transaction with WSI Industries as a +50% owner of WSI’s shares if the tender offer were successful, and also requested that WSI Industries opt-out of the Control Share Acquisition provisions of Minnesota Statutes so that DPW Holdings would not lose voting rights on shares acquired in the proposed tender offer.

As stated in the March 19, 2018 response letter, the WSI Board of Directors and Special Committee of the Board of Directors determined that, because DPW Holdings does not have adequate capital to finance the proposed tender offer as shown by its filings with the Securities and Exchange Commission, DPW Holdings has not made a good faith proposal to acquire WSI shares in the proposed tender offer and DPW Holdings has not made a bona fide written offer to make a control share acquisition in the proposed tender offer. The Special Committee has also determined that approving DPW as an “interested shareholder” under the Business Combination provisions would not be in best interests of all WSI shareholders. Accordingly, the demands by DPW Holdings in its February 16, 2018 letter were rejected in full.

To view the March 19, 2018 response letter of the WSI Industries Board of Directors and Special Committee, click here.

About WSI Industries, Inc.

WSI Industries, Inc. (Nasdaq: WSCI) is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, bioscience and the defense markets. For more information about WSI Industries, visit www.wsiindustries.com.

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For additional information:

Michael Pudil (President & CEO) or Paul D. Sheely (CFO)

(763) 295-9202